Exhibit 4.1

SPECIMEN UNIT CERTIFICATE

NUMBER UNITS U-

SEE REVERSE FOR
CERTAIN	Emerging Markets Horizon Corp.
DEFINITIONS

CUSIP [ ]

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE AND ONE-HALF OF ONE REDEEMABLE

WARRANT TO PURCHASE ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT            is the owner of            Units.

Each Unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 per share (“Ordinary Shares”), of Emerging Markets Horizon Corp., a Cayman Islands exempted company (the “Company”), and one-half (1/2) of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder to purchase one (1) Ordinary Share for $11.50 per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses (each, a “Business Combination”), and (ii) twelve (12) months from the closing of the Company’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation (the “Expiration Date”). The Ordinary Shares and Warrants comprising the Units represented by this certificate are not transferable separately prior to                      , 2021, unless Citigroup Global Markets Inc. and VTB Capital plc elect to allow earlier separate trading, subject to the Company’s filing with the Securities and Exchange Commission of a Current Report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the initial public offering and issuing a press release announcing when separate trading will begin. No fractional warrants will be issued upon separation of the Units and only whole warrants are exercisable. The terms of the Warrants are governed by a Warrant Agreement, dated as of                       , 2021, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

Upon the consummation of the Business Combination, the Units represented by this certificate will automatically separate into the Ordinary Shares and Warrants comprising such Units.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signatures of its duly authorized officers.

By
	Chief Executive Officer	Chief Financial Officer

Emerging Markets Horizon Corp.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM —	as tenants in common	UNIF GIFT MIN	—	Custodian

ACT

(Cust) (Minor)

TEN ENT —	as tenants by the entireties			under Uniform Gifts to Minors Act

(State)

JT TEN — as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

For value received,              hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and do hereby irrevocably constitute             Attorney to transfer the said Units on the and appoint books of the within named Company with full power of substitution in the premises.

Dated
Notice: The signature on this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE

GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND

LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN

APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM,

PURSUANT TO S.E.C. RULE 17Ad-15 OR ANY SUCCESSOR RULES).

In each case, as more fully described in the Company’s final prospectus dated        , 2021, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Ordinary Shares sold in its initial public offering because it does not complete an initial Business Combination within 15 months from the closing of this offering or 18 months from the closing of this offering if it has executed a letter of intent, agreement in principle or definitive agreement for its initial Business Combination within 15 months from the closing of this offering but has not completed its initial Business Combination within such 15-month period, subject to applicable law, (ii) the Company redeems the Ordinary Shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Ordinary Shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Ordinary Shares if the Company does not complete its initial Business Combination within the time period set forth therein or (B) with respect to any other provision relating to the rights of holders of the Ordinary Shares, or (iii) the company completes an initial Business Combination and the holder(s) properly elect(s) to redeem his, her or its respective Ordinary Shares. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.

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